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                                                                     EXHIBIT D.4



                         CALAMOS ASSET MANAGEMENT, INC.
                           1111 EAST WARRENVILLE ROAD
                         NAPERVILLE, ILLINOIS 60563-1493

                                 August 31, 2003


Calamos Investment Trust
1111 East Warrenville Road
Naperville, Illinois  60563

Ladies and Gentlemen:

         Calamos Asset Management, Inc. ("CAM") hereby undertakes as follows:

                  In the interest of limiting the expenses of each of the following series of Calamos Investment Trust (each a "Fund"): Growth Fund, Blue Chip Fund, Mid Cap Value Fund, Growth and Income Fund, Global Growth and Income Fund, High Yield Fund, Convertible Fund and Market Neutral Fund, CAM undertakes to reimburse each Fund to the extent, but only to the extent, that the annualized expenses of each of the following classes of the Fund through August 31, 2004, as a percent of the average net assets of such class of shares (excluding taxes, interest, all commissions and other normal charges incident to the purchase and sale of portfolio securities, and extraordinary charges such as litigation costs, but including fees paid to CAM), exceed the applicable percentage for that class set forth below:

                                                  CLASS OF SHARES

                                         A          B          C          I
             Expense limitation        1.75%      2.50%      2.50%      1.50%


         The amount of the expense reimbursement to any Fund (or any offsetting reimbursement by a Fund to CAM) shall be computed on an annual basis, but accrued and paid monthly. This undertaking shall be binding upon any successors and assigns of CAM.

                                           Very truly yours,

                                           CALAMOS ASSET MANAGEMENT, INC.


                                           By      /s/ James S. Hamman, Jr.
                                               ----------------------------
                                                     James S. Hamman, Jr.
                                                   Executive Vice President,
                                                 General Counsel and Secretary

         Agreed and accepted by
         CALAMOS INVESTMENT TRUST


         By /s/ Ian J. McPheron
            ------------------------
            Ian J. McPheron
          Assistant Secretary